Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces 2008 Year End Results
BRENTWOOD, Tenn., (March 10, 2009) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the fourth quarter and year ended December 31, 2008.
Revenue and Income Highlights for Fourth Quarter 2008
The fourth quarter of 2008 showed much progress compared to the third quarter of 2008, with key highlights including the following:
•	Revenue increased 2.9% to $74.3 million in the fourth quarter of 2008, compared to $72.2 million in the third quarter of 2008.

•	Occupancy increased to 76.0% compared to 75.3% in the third quarter. Medicare census as a percent of total census increased to 12.9% compared to 12.6% in the third quarter of 2008.

•	Net income from continuing operations was $1.3 million in the fourth quarter compared to $0.7 million in the third quarter.

•	Funds provided by operations were $3.2 million in the fourth quarter of 2008 compared to $2.3 million in the third quarter of 2008. Payments for professional liability claims were $2.9 million in the fourth quarter compared to $1.7 million in the third quarter.
For the fourth quarter of 2008 compared to the fourth quarter of 2007, key highlights include the following:
•	Revenue increased 4.3% to $74.3 million in 2008, compared to $71.2 million in 2007.

•	Occupancy decreased to 76.0% in 2008, compared to 76.2% in 2007. Medicare census as a percent of total census was 12.9% in both periods.

•	Net income from continuing operations was $1.3 million in 2008 compared to $1.8 million in 2007. Diluted income per common share was $0.21 in the fourth quarter of 2008 compared to $0.28 in 2007.

•	Funds provided by operations were $3.2 million in 2008 compared to $6.4 million in 2007. Payments for professional liability claims were $2.9 million in 2008 compared to $0.2 million in 2007.
Funds provided by operations is a non-GAAP measurement. A reconciliation of funds provided by operations to net income is included in the financial tables accompanying this press release
Highlights for the Year Ended December 31, 2008
Key Highlights for 2008 compared to 2007 include the following:
•	Revenue increased 17.8% to $288.8 million from $245.1 million in 2007.

•	Medicare rates increased 8.9% on a same center basis.

•	Operating income was $12.1 million compared to $17.6 million in 2007.

•	Professional liability was an expense of $1.7 million compared to a benefit of $1.7 million in 2007, an increase in expense of $3.4 million.

•	Operating costs in 2008 include expenses of $0.4 million related to a potential facility acquisition, as discussed below.

•	There was a foreign currency translation loss of $1.0 million in 2008, compared to a gain of $0.8 million in 2007, an increase in expense of $1.8 million. These gains and losses are related to a note taken on the 2004 sale of the Canadian operations.

•	Net income from continuing operations was $5.8 million compared to $9.5 million in 2007, or $0.92 per diluted common share compared to $1.49.

•	Stockholders equity increased to $17.6 million from $12.7 million at December 31, 2007, while total debt was reduced $2.0 million to $32.4 million. During 2008, the Company repurchased 158,000 shares of its common stock for approximately $1.7 million.

•	As a result of these balance sheet improvements, the Company’s debt to equity ratio improved to 1.85 to 1 at December 31, 2008, compared to 2.70 to 1 at December 31, 2007.
CEO Remarks
William R. Council, III, noted, “I am pleased with the progress we made to improve operations across the company in the fourth quarter. We are not yet where we need to be, and have room for much more improvement. I would like to point out that the New Texas facilities acquired last year increased occupancy and contributed to income in the fourth quarter. Our renovation program continues to deliver good results. While 2008 was disappointing, we still generated strong cash flow, with $12.4 million of funds from operations.”
Mr. Council continued, “We filed with the Securities and Exchange Commission a description of management changes we are making to broaden the executive team. The Company has grown to 50 facilities with nearly 6,000 employees and we need to expand and strengthen our management team. We have commenced a search for a seasoned chief operating officer who will have among other responsibilities, strategic planning, corporate development, purchasing and human resources. Raymond L. Tyler will assume the role of senior vice-president of operations and I will serve as CEO and COO for the interim period until we retain a COO. Ray remains a valuable member of our management team and will continue to manage our nursing home operations. I am very proud of his leadership and happy that he has chosen to concentrate his efforts and talents on the operations of our facilities.”
Other Highlights for the Year Ended 2008
The Company completed the acquisition of the leasehold interests and operations of seven skilled nursing facilities in Texas (SMSA Acquisition) on August 10, 2007. Effective November 1, 2007, the Company entered into a lease for a skilled nursing facility in Texas, as described below. Financial and statistical data reported in this earnings release for these facilities (“New Texas Facilities”) include the results of their operations from the date of acquisition in the case of the SMSA Acquisition, and beginning November 1, 2007 for the new leased facility. Accordingly, annual data referenced in comparisons below for the New Texas Facilities is comparing the full year of 2008 to a partial year in 2007.
Revenues increased to $288.8 million in 2008 from $245.1 million in 2007, an increase of $43.7 million, or 17.8%. Revenues related to the New Texas Facilities were $53.0 million in 2008 and $19.6 million in 2007. Same center patient revenues increased to $235.8 million in 2008 from $225.5 million in 2007, an increase of $10.3 million, or 4.6%. This increase is primarily due to Medicare rate increases, increased Medicaid rates in certain states and increased private pay and managed care rates and census, partially offset by the effects of lower Medicare and Medicaid census.

The following table summarizes key revenue and census statistics for the year and segregates effects of the New Texas Facilities.

	Year Ended
	December 31,
	2008	2007
Skilled nursing occupancy:
Same center	77.9%	78.8%
New Texas Facilities	66.8%	67.4%
Total continuing operations	75.3%	77.6%
Medicare census as percent of total:
Same center	13.7%	13.8%
New Texas Facilities	11.7%	12.9%
Total continuing operations	13.3%	13.7%
Medicare revenues as percent of total:
Same center	31.4%	30.8%
New Texas Facilities	32.4%	35.3%
Total continuing operations	31.5%	31.2%
Medicaid revenues as percent of total:
Same center	54.9%	56.7%
New Texas Facilities	46.5%	44.3%
Total continuing operations	53.3%	55.7%
Medicare average rate per day:
Same center	$383.15	$351.80
New Texas Facilities	$400.05	$390.54
Total continuing operations	$386.30	$355.11
Medicaid average rate per day:
Same center	$145.37	$140.13
New Texas Facilities	$114.87	$110.69
Total continuing operations	$139.45	$137.79
On a same center basis, the Company’s average rate per day for Medicare Part A patients increased 8.9% in 2008 compared to 2007 as a result of annual inflation adjustments and increased acuity levels of Medicare patients in our nursing centers, as indicated by RUG level scores, which were higher in 2008 than in 2007. The average rate per day for Medicaid patients increased 3.7% in 2008 compared to 2007 as a result of increasing patient acuity levels and other rate increases in certain states.
Operating expense increased to $228.2 million in 2008 from $187.5 million in 2007, an increase of $40.7 million, or 21.7%. Operating expense related to the New Texas Facilities was $47.4 million in 2008 and $17.1 million in 2007. Same center operating expense increased to $180.8 million in 2008 from $170.4 million in 2007, an increase of $10.4 million, or 6.1%. This increase is primarily attributable to cost increases related to wages and other cost increases discussed below. On a same center basis, operating expense increased to 76.7% of revenue in 2008, compared to 75.6% of revenue in 2007.
The largest component of operating expenses is wages, which increased to $135.9 million in 2008 from $111.8 million in 2007, an increase of $24.1 million, or 21.5%. Wages related to the New Texas Facilities were approximately $29.0 million in 2008 and $9.7 million in 2007. Same center wages increased approximately $4.8 million, or 4.7%, primarily due to increases in wages as a result of competitive labor markets in most of the areas in which the Company operates, regular merit and inflationary raises for personnel (increase of approximately 4.2% for the period) and labor costs associated with increases in patient acuity levels. Effective January 1, 2009 the Company instituted a wage freeze for its corporate and regional management teams, with reduced wage increases for the balance of the Company’s employees, and estimate these wage policy changes will help the Company save approximately $0.7 million in operating expense in 2009. These policies will be reevaluated as business and economic conditions improve.
Bad debt expense was $0.7 million higher in 2008 compared to 2007 on a same center basis. During 2007, bad debt expense was lower due to better than expected collections experience.
Workers’ compensation insurance expense was approximately $0.7 million higher in 2008 compared to 2007. The Company had better claims experience in 2007 and has had increases in claims costs related to certain prior year claims during 2008, resulting in higher expense.
Employee health insurance costs were approximately $0.5 million, or 10.2% higher in 2008 compared to 2007 on a same center basis. The Company was self-insured for the first $150,000 in claims per employee each year. Employee health insurance costs can vary significantly from year to year.
Operating costs were impacted by higher food and utility expenses. Food costs were approximately $0.5 million higher on a same center basis, an increase in expense per patient day of 10.2%. Utility costs were approximately $0.4 million higher, or approximately 8.3%.
The Company’s three Houston area nursing centers incurred additional costs in 2008 as a result of Hurricane Ike. The Company incurred approximately $0.2 million in incremental operating costs. In addition, during the fourth quarter of 2008, the Company expensed $0.2 million in acquisition costs for the West Virginia transaction that is expected to be completed in 2009. Under SFAS No. 141, these costs were considered part of the purchase price and appropriately capitalized, but under SFAS No. 141R they are expensed as incurred. During 2008, in connection with the West Virginia transaction the Company advanced $0.2 million to the operator of the existing facility amounts in excess of the agreed upon purchase price. The Company accounted for these advances in excess of the purchase price as operating expenses during 2008.
The remaining increases in operating expenses are primarily due to the effects of increases in patient acuity levels. Although overall Medicare census declined slightly, the acuity levels of the Company’s patients were higher in 2008, resulting in greater costs to care for these patients.
General and administrative expense increased to $18.5 million in 2008 from $17.6 million in 2007, an increase of $0.9 million or 5.3%. As a percentage of revenue, general and administrative expense decreased to 6.4% in 2008 from 7.2% in 2007. General and administrative expense related to the New Texas Facilities was $0.9 million in 2008 and $0.7 million in 2007, including $0.3 million for post acquisition integration costs in 2007. Same center general and administrative expense increased to $17.6 million in 2008 from $16.9 million in 2007, an increase of $0.7 million, or 4.4%. Compensation costs increased by approximately $0.9 million, including normal merit and inflationary increases and new positions added to improve operating and financial controls. The previously mentioned wage policy changes effective January 1, 2009 are expected to save approximately $0.2 million in general and administrative expense in 2009. These policies will be reevaluated as business and economic conditions improve. Travel costs increased by approximately $0.3 million. Stock-based compensation costs increased by approximately $0.2 million. These increases were partially offset by a decrease in incentive compensation expense of $1.2 million.
Facility Renovation Update
Ten facilities have been renovated since commencing the facility renovation program in the third quarter of 2005. There is one renovation project in progress, with expected completion in the first quarter of 2009. The Company is developing plans for additional renovation projects.

West Virginia Facility
In 2006, the Company entered into an option agreement to purchase certain assets of a skilled nursing facility in West Virginia for $850,000, and made an application to state regulatory authorities to allow it to operate the facility and construct a new 90 bed replacement facility. The Company expects to complete the acquisition of these assets and arrange financing so it may begin construction in 2009. The existing facility closed in February 2009, and will remain closed until the replacement facility is completed.
Due to procedural delays in the regulatory approval process as well as declining census in the existing facility, the Company funded $196,000 in excess of the $850,000 purchase price to the owners of the existing facility during 2008. These amounts are accounted for as operating expenses. The Company expects to fund and expense an additional $231,000 for such costs in 2009 prior to the completion of the acquisition. In addition, the Company expensed $202,000 in acquisition costs for this transaction in the fourth quarter of 2008, in accordance with the requirements of new accounting rules which now require such costs to be expensed as incurred.
Professional Liability Settlements
In December 2008, Advocat entered into agreements to settle seven professional liability cases for $4.3 million including $0.4 million paid from insurance proceeds. The settlements will be paid in installments from December 2008 through March 2010, with an initial payment of $1.6 million in December 2008 and quarterly payments of $0.4 million to $0.5 million beginning the first quarter of 2009 and continuing through the first quarter of 2010. As of December 31, 2008, the Company is obligated to pay installments that total $3.5 million related to the December 2008 and other outstanding case settlements. The remaining obligation for these claims is fully accrued and included in the accrual for professional liability claims.
Conference Call Information
A conference call has been scheduled for Wednesday, March 11, 2009 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss 2008 year end results.
The conference call information is as follows:

Date:	Wednesday, March 11, 2009
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	888-713-4214 (domestic) or 617-213-4866 (international)
Passcode:	41754891
A replay of the conference call will be accessible two hours after its completion through March 18, 2009 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 13387876.

FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to achieve the anticipated cost savings for the New Texas Facilities, our ability to successfully construct and operate the Paris, Texas replacement facility, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS:
Current Assets
Cash and cash equivalents	$7,598	$11,658
Receivables, net	23,731	26,444
Deferred income taxes	3,967	2,110
Other current assets	3,583	3,993

Total current assets	38,879	44,205

Property and equipment, net	36,417	31,658
Deferred income taxes	13,899	16,568
Note receivable, net	3,486	4,983
Acquired leasehold interest, net	10,149	9,492
Other assets, net	3,040	3,184

TOTAL ASSETS	$105,870	$110,090

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$2,238	$1,942
Trade accounts payable	4,828	6,636
Accrued expenses:
Payroll and employee benefits	9,545	11,360
Current portion of self-insurance reserves	6,469	4,597
Other current liabilities	4,914	3,993

Total current liabilities	27,994	28,528
Noncurrent Liabilities
Long-term debt, less current portion	30,172	32,513
Self-insurance reserves, less current portion	10,212	17,578
Other noncurrent liabilities	12,050	9,137

Total noncurrent liabilities	52,434	59,228

PREFERRED STOCK	7,891	9,590

SHAREHOLDERS’ EQUITY	17,551	12,744

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$105,870	$110,090

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$74,280	$71,204	$288,797	$245,061

EXPENSES:
Operating	58,404	54,573	228,236	187,463
Lease	5,759	5,650	22,962	20,019
Professional liability	1,022	1,298	1,658	(1,663)
General and administrative	4,638	4,619	18,486	17,552
Depreciation and amortization	1,392	1,219	5,306	4,093

	71,215	67,359	276,648	227,464

OPERATING INCOME	3,065	3,845	12,149	17,597

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	(712)	65	(1,005)	808
Interest income	83	245	454	1,016
Interest expense	(644)	(1,001)	(2,870)	(3,549)
Debt retirement costs	—	—	—	(116)

	(1,273)	(691)	(3,421)	(1,841)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,792	3,154	8,728	15,756
PROVISION FOR INCOME TAXES	506	1,330	2,958	6,270

NET INCOME FROM CONTINUING OPERATIONS	1,286	1,824	5,770	9,486
DISCONTINUED OPERATIONS:
Operating income (loss), net of tax provision (benefit) of $5, $(49), $(18), and $(59), respectively	0	10	(35)	(91)
Loss on sale, net of tax provision (benefit) of $0, $0, $0, and $(6), respectively	—	(1)	—	(8)

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	0	9	(35)	(99)

NET INCOME	1,286	1,833	5,735	9,387
PREFERRED STOCK DIVIDENDS	86	86	344	344

NET INCOME FOR COMMON STOCK	$1,200	$1,747	$5,391	$9,043

NET INCOME PER COMMON SHARE:
Per common share – basic
Income from continuing operations	$0.21	$0.30	$0.95	$1.56
Loss from discontinued operations	—	—	—	(0.02)

	$0.21	$0.30	$0.95	$1.54

Per common share – diluted
Income from continuing operations	$0.21	$0.28	$0.92	$1.49
Loss from discontinued operations	—	0.01	—	(0.01)

	$0.21	$0.29	$0.92	$1.48

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,671	5,857	5,693	5,870

Diluted	5,726	6,117	5,887	6,127

ADVOCAT INC.
SAME CENTER STATEMENTS OF INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES
(Unaudited)
(In thousands, except per share data)

	For the Year Ended
	December 31,
	2008	2007
PATIENT REVENUES, NET	$235,792	$225,449

EXPENSES:
Operating	180,806	170,429
Lease	18,909	18,506
Professional liability	1,499	(1,854)
General and administrative	17,615	16,866
Depreciation and amortization	4,225	3,783

	223,054	207,730

OPERATING INCOME	12,738	17,719

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	(1,005)	808
Interest income	454	1,016
Interest expense	(2,312)	(3,174)
Debt retirement costs	—	(116)

	(2,863)	(1,466)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$9,875	$16,253

Note:	The table above presents the unaudited statements of income from continuing operations before taxes for the twelve month periods ended December 31, 2008 and 2007 on a same center basis, excluding the effects of the New Texas Facilities.

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET INCOME	$1,286	$1,833	$5,735	$9,387
Income (loss) from discontinued operations	—	9	(35)	(99)

Net income from continuing operations	1,286	1,824	5,770	9,486
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,392	1,219	5,306	4,093
Provision for doubtful accounts	659	280	2,343	1,089
Deferred income tax provision	557	1,424	830	5,137
Provision (benefit) for self-insured professional liability, net of cash payments	(2,081)	956	(5,717)	(5,054)
Stock-based compensation	222	194	867	648
Amortization of deferred balances	91	113	426	334
Provision for leases in excess of cash payments	340	481	1,711	2,234
Other	687	(98)	884	(824)

FUNDS PROVIDED BY OPERATIONS	$3,153	$6,393	$12,420	$17,143

Reconciliation of funds provided by operations to cash flow from operating activities:

Funds provided by Operations	$3,153	$6,393	$12,420	$17,143
Changes in other assets and liabilities affecting operating activities:
Receivables, net	(759)	(3,113)	381	(10,633)
Prepaid expenses and other assets	343	1,909	210	2,781
Trade accounts payable and accrued expenses	(2,133)	409	(3,498)	3,374

Net cash provided by operating activities of continuing operations	$604	$5,598	$9,513	$12,665

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that Funds Provided by Operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
DECEMBER 31, 2008
(Unaudited)

			For the Three Months Ended December 31, 2008
								Medicare	Medicaid
			Skilled					Room and	Room and
			Nursing				2008	Board	Board
	As of		Weighted	Occupancy			Q4	Revenue	Revenue
	December 31, 2008		Average	(Note 1)			Revenue	PPD	PPD
	Licensed	Available	Daily	Licensed	Available	Medicare	($ in millions)	2007	2007
Region	Beds	Beds	Census	Beds	Beds	Utilization	(Note 2)	(Note 3)	(Note 3)

Alabama	711	697	586	82.4%	84.1%	13.6%	$10.8	$405.07	$156.94
Arkansas	1,311	1,165	921	70.2%	79.1%	14.2%	14.9	374.11	138.34
Florida	502	462	396	79.0%	85.8%	8.6%	7.0	412.41	153.97
Kentucky (Note 5)	775	742	682	88.0%	91.9%	12.3%	13.4	428.48	168.46
Tennessee	617	586	489	79.2%	83.4%	16.7%	8.5	383.84	136.61
Texas	1,857	1,646	1,316	70.8%	79.9%	11.9%	19.3	400.15	118.10

Total	5,773	5,298	4,389	76.0%	82.8%	12.9%	$73.9	$397.43	$141.44

			For the Year Ended December 31, 2008
								Medicare	Medicaid
			Skilled					Room and	Room and
			Nursing				2008	Board	Board
	As of		Weighted	Occupancy			YTD	Revenue	Revenue
	December 31, 2008		Average	(Note 1)			Revenue	PPD	PPD
	Licensed	Available	Daily	Licensed	Available	Medicare	($ in millions)	2007	2007
Region	Beds	Beds	Census	Beds	Beds	Utilization	(Note 2)	(Note 3)	(Note 3)

Alabama	711	697	581	81.8%	83.4%	13.3%	$42.0	$390.48	$155.49
Arkansas	1,311	1,165	894	68.2%	76.7%	14.9%	57.2	360.77	137.17
Florida	502	462	407	81.1%	88.1%	9.8%	28.8	407.02	153.37
Kentucky (Note 5)	775	742	681	87.9%	91.8%	13.1%	52.8	404.51	167.85
Tennessee	617	586	497	80.6%	84.9%	17.3%	33.8	378.08	133.07
Texas	1,857	1,646	1,286	69.2%	78.1%	11.9%	73.0	395.07	113.57

Total	5,773	5,298	4,346	75.3%	82.0%	13.3%	$287.6	$386.30	$139.45

Note 1:	The number of “Licensed beds” is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed beds. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 2:	Total revenue for regions excludes approximately $0.4 million and $1.2 million of ancillary services and other revenue for the three and twelve month periods ended December 31, 2008, respectively.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
DECEMBER 31, 2008
(Unaudited)

	Occupancy(1)		Medicare Average Daily Census
	Q4	LTM(2)	Q4	LTM(2)
Renovation – Completion Date	2008	Prior	2008	Prior

1st renovation – January 2006	87.0%	64.9%	15.2	8.1
2nd renovation – July 2006	82.4%	71.2%	15.0	12.3
3rd renovation – August 2006	64.4%	45.1%	7.5	5.3
4th renovation – October 2006	82.8%	71.9%	10.2	8.6
5th renovation – February 2007	63.0%	56.2%	8.7	8.0
6th renovation – April 2007	48.3%	47.5%	9.2	12.7
7th renovation – July 2007	80.5%	85.0%	19.1	17.4
8th renovation – January 2008	65.2%	50.9%	13.4	8.9

Total	72.0%	63.2%	98.3	81.3

(1)	Occupancy based on licensed beds.

(2)	Last Twelve Months prior to commencement of construction.
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